Exhibit 5.1

99 Garnsey Road Pittsford, NY 14534 (585) 419-8800

 March 17, 2014

Tompkins Financial Corporation

The Commons, P.O. Box 460

Ithaca, New York 14851

Ladies and Gentlemen:

We have acted as counsel to Tompkins Financial Corporation, a New York corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 with the Securities and Exchange Commission (“SEC”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering by the Company, from time to time pursuant to Rule 415 under the Act, of up to $70,000,000 in the aggregate amount of securities of the Company, consisting of: (i) shares of the Company’s common stock, par value $.10 per share (the “Common Stock”); and (ii) shares of the Company’s preferred stock, par value $.01 per share (the “Preferred Stock”). The Common Stock and the Preferred Stock are collectively referred to as the “Shares.”

In rendering this opinion, we have (i) examined the Registration Statement and the exhibits thereto, (ii) examined and relied upon original, certified, conformed, photostat or other copies of the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, minutes of meetings and resolutions of the Board of Directors of the Company and such other documents and records, and (iii) made such investigation of fact and such examination of law, all as we have deemed necessary and appropriate in order to enable us to render the opinion set forth herein.

In addition, we have assumed that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) a prospectus supplement will have been filed with the SEC describing the Shares offered thereby; (iii) all Shares will be issued in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) a definitive purchase, subscription, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (v) any Shares issuable upon conversion, exchange, or redemption of Preferred Stock being offered will be duly authorized and, if appropriate, reserved for issuance upon such conversion, exchange or redemption; (vi) there will be sufficient shares of unissued Common Stock or Preferred Stock authorized under the Company’s organizational documents and not otherwise reserved for issuance at the time of issuance thereof; and, (vii) all actions are taken by the Company prior to issuance so as not to violate any applicable law or the Company’s Certificate of Incorporation or Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1. With respect to shares of Common Stock, when (a) the Board has taken all necessary corporate action to approve the issuance of and the terms of offering of the shares of Common Stock and related matters and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, subscription or underwriting or similar agreement approved by the Board, and upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, then such Shares will be duly authorized, validly issued, fully paid and non-assessable (except to the extent provided in Section 630 of the New York Business Corporation Law).

2. With respect to shares of Preferred Stock, when (a) the Board has taken all necessary corporate action to approve the issuance of and the terms the shares of Preferred, the terms of the offering thereof and related matters, including the adoption of an amendment to the Company’s Certificate of Incorporation relating to such Preferred Stock and the filing of the Certificate of Amendment of the Company’s Certificate of Incorporation with the Department of State of the State of New York, and (b) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, subscription or underwriting or similar agreement approved by the Board, and upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, then such Shares will be duly authorized, validly issued, fully paid and non-assessable (except to the extent provided in Section 630 of the New York Business Corporation Law).

The opinion set forth above is subject to the following qualifications:

(a) We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. We have also assumed the accuracy of the factual matters contained in the documents we have examined.

(b) In connection with the rendering of this opinion, we express no opinion as to the applicability of, compliance with, or effect of the laws of any states, or as to any matter subject to such laws, other than the laws of the State of New York and the federal laws of the United States of America.

(c) Our opinion is subject to and limited by (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(d) Our opinion is limited to the matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained in and which is a part of the Registration Statement. This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations and to the facts, as they currently exist.

Very truly yours,

/s/ Harris Beach PLLC

Harris Beach PLLC